EXHIBIT 10.2

QCR HOLDINGS INC. NON-QUALIFIED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(AMENDED AND RESTATED DECEMBER 22, 2016)

JOINDER AGREEMENT

The Executive specified below is hereby participating in the QCR Holdings, Inc. Non-Qualified Supplemental Executive Retirement Plan (Amended and Restated December 22, 2016) (the “Plan”). In addition to the terms of the Plan, the Executive and the Employer agree that the Executive’s terms of participation are also subject to the following terms and conditions. In the event that any terms or conditions of the Plan are inconsistent with or contrary to the terms of this Joinder Agreement, the terms of this Joinder Agreement shall control.

Section 1. Terms of Joinder Agreement. The following words and phrases relate to Executive’s participation in the Plan:

(i)	The “Executive” is John H. Anderson.

(ii)	The “Employer” is Quad City Bank and Trust Company, and any successors thereto.

(iii)	The “Original Effective Date” is January 1, 2017.

(iv)	The “Benefit Age” is age 65.

(v)	The “Survivor’s Benefit” covered by insurance is $84,000 annually for 15 years.

Section 2. Modifications to Plan Provisions. Solely for purposes of determining the Executive’s benefits (or the benefits of the Executive’s Beneficiary) under the Plan, the following provisions shall apply in place of the existing provisions of the Plan:

(i)	Section 1.34 “Supplemental Retirement Benefit” means an annual amount equal to $84,000. The Supplemental Retirement Benefit shall be payable in monthly installments throughout the Payout Period.

(ii)	Section 1.35 “Supplemental Early Retirement Benefit” means an annual amount payable under Section 4.7 of the Plan in the event of the Executive’s Early Retirement.

(iii)	Section 4.7 Early Retirement Benefit Prior to Benefit Age. If the Executive terminates employment due to Early Retirement prior to attainment of his Benefit Age, the Executive shall be entitled to receive the Supplemental Early Retirement Benefit. The Supplemental Early Retirement Benefit shall be:

If the Executive’s Early Retirement occurs:	Then the Supplemental Early Retirement Benefit will be:
On or after attaining age 55, but before attaining age 56	$20,000.00
On or after attaining age 56, but before attaining age 57	$20,633.22
On or after attaining age 57, but before attaining age 58	$25,297.74
On or after attaining age 58, but before attaining age 59	$30,447.63
On or after attaining age 59, but before attaining age 60	$36,124.45
On or after attaining age 60, but before attaining age 61	$42,372.72
On or after attaining age 61, but before attaining age 62	$49,241.04
On or after attaining age 62, but before attaining age 63	$56,780.86
On or after attaining age 63, but before attaining age 64	$65,048.19
On or after attaining age 64, but before attaining age 65	$74,102.93

Such benefit shall commence on the Executive’s Benefit Commencement Date and shall be payable in monthly installments throughout the Payout Period. In the event the Executive dies following his Termination of Employment prior to completion of all such payments due and owing hereunder, the Employer shall pay to the Executive’s Beneficiary a lump sum payment equal to the Accrued Benefit at the time of death.

(iv)	Section 4.8 Change in Control Termination. If the Executive experiences a Change in Control Termination, the Executive shall be entitled to receive the Executive’s Supplemental Early Retirement Benefit; provided, however, if the Change in Control Termination occurs before the Executive’s attainment of age 55, the Executive shall receive the age 55 Supplemental Early Retirement Benefit and, if the Change in Control Termination occurs on or after the Executive’s attainment of age 65, the Executive shall receive the Supplemental Retirement Benefit. Unless otherwise provided in the Joinder Agreement, such benefit shall commence on the Executive’s Benefit Commencement Date and shall be payable in monthly installments throughout the Payout Period. In the event the Executive dies following his Change in Control Termination and prior to commencement or completion of all such payments due and owing hereunder, the Employer shall pay to the Executive’s Beneficiary a lump sum payment equal to the Accrued Benefit at the time of death.

(v)	Section 4.9 Termination for Cause. Other than with respect to a Change in Control Termination, if the Executive is terminated for Cause, all benefits under this Plan shall be forfeited and this Plan shall become null and void with respect to the Executive or the Executive’s Beneficiaries. In the event of a Change in Control Termination for Cause, the benefit hereunder shall be the Supplemental Early Retirement Benefit determined on the Change in Control date.

Section 3. Elections.

(i)	I elect to have the Survivor’s Benefit paid [X] in a single lump sum*, or [__] in 180 monthly installments. (Failure to elect one method will result in the Survivor’s Benefit being paid in a single lump sum*.)

(ii)	I elect to have the Change in Control Termination Benefit paid [__] in a single lump sum*, or [X] in 180 monthly installments. (Failure to elect one method will result in the Change in Control Termination Benefit being paid in a single lump sum*.)

* Lump sum payment amounts will be calculated based on a discounted present value using the Interest Factor.

Section 4. Participation. Executive understands that this Joinder Agreement must be executed and provided to the Administrator in order for Executive to continue his participation in the Plan and that by executing this Joinder Agreement Executive acknowledges and agrees to the amendment and restatement of the Plan as provided therein.

Section 5. Miscellaneous. Executive understands that he is entitled to review or obtain a copy of the Joinder Agreement and the Plan, at any time, and may do so by contacting the Employer.

Section 6. Effective Date. This Joinder Agreement shall become effective upon its execution by both the Executive and a duly authorized officer of the Employer.

IN WITNESS WHEREOF, the Employer has caused this Joinder Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement as of the dates set forth below.

/s/ John H. Anderson		12/15/16
John H. Anderson		Date

/s/ Douglas M. Hultquist		12/22/16
Quad City Bank and Trust Company		Date

By:	Douglas M. Hultquist

Its:	Authorized signer